      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1997
                                                           REGISTRATION NO. 333-

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                _______________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                _______________



                              AGL RESOURCES INC.
            (Exact name of registrant as specified in its charter)


              GEORGIA                                 58-2210952
     (State of incorporation)                       (I.R.S. Employer
                                                    Identification No.)


                 303 PEACHTREE STREET, ATLANTA, GEORGIA 30308
         (Address of principal executive offices, including zip code)



                 AGL RESOURCES INC. NONQUALIFIED SAVINGS PLAN
                           (Full title of the plan)

                                _______________


                               ROBERT L. GOOCHER
                           EXECUTIVE VICE PRESIDENT
                              AGL RESOURCES INC.
                             303 PEACHTREE STREET
                            ATLANTA, GEORGIA 30308
                                (404) 584-4000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               _________________

                                ______________

                        CALCULATION OF REGISTRATION FEE

=======================================================================
    Title of          Amount       Proposed    Proposed     Amount of
   Securities         to be        Maximum      Maximum    Registration
     to be        Registered (2)   Offering    Aggregate       Fee
 Registered (1)                   Price Per    Offering
                                    Share      Price (2)
=======================================================================
Deferred
Compensation
Obligations        $2,000,000        100%      $2,000,000     $606.06
=======================================================================

(1) Registration Statement on Form S-8, No. 33-62155 (the "Registration Statement"), as originally filed by Atlanta Gas Light Company (the "Predecessor Issuer") on August 28, 1995, registered 50,000 shares of Atlanta Gas Light Company Common Stock and an indeterminate amount of interests (the "Interests") to be offered or sold pursuant to the Atlanta Gas Light Company Nonqualified Savings Plan (the "NSP"). A registration fee in the amount of $614.22 was paid at that time. On December 22, 1995, Post-Effective Amendment No. 1 to the Registration Statement was filed to register an additional 50,000 shares of Common Stock in connection with a 2-for-1 stock split of the Predecessor Issuer's Common Stock paid on December 1, 1995. On March 6, 1996, Post-Effective Amendment No. 2 to the Registration Statement was filed in connection with a corporate restructuring whereby AGL Resources Inc. (the "Registrant" or the "Company") became the holding company for the Predecessor Issuer. Pursuant to that amendment, the Registrant adopted the Registration Statement as its own, and in the future, shares of the Registrant's Common Stock are to be issued pursuant to the NSP instead of shares of the Predecessor Issuer's Common Stock.

     This Registration Statement is being filed by the Registrant to register Deferred Compensation Obligations which are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the NSP.

(2)  Estimated solely for the purpose of determining the registration fee.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
         ----------------------------------------

     The following documents previously filed with the Securities and Exchange Commission (the "Commission") by AGL Resources Inc. (the "Company" or the "Registrant") are incorporated herein by reference and made a part hereof:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996;

     3. The description of the Company's Common Stock as contained in Item 4 of the Company's Registration Statement on Form 8-B (Registration No. 1-14174), as declared effective by the Commission on March 12, 1996.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     The AGL Resources Inc. Nonqualified Savings Plan (the "NSP") is a nonqualified mirror of the AGL Resources Inc. Retirement Savings Plus Plan ("RSP Plan"), which is a 401(k) plan. Certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"), limit the amount of contributions that may be made to the RSP Plan by or on behalf of plan participants, typically highly compensated participants. The NSP is designed to provide an opportunity to these highly compensated employees to make comparable contributions to a retirement plan that would have been allowed under the RSP Plan if it were not for the technical limitations of the Code.

     Participants in the NSP also participate in the RSP Plan and may contribute to the RSP Plan and NSP combined, on a pre-tax basis, up to a total of 15% of the participant's compensation. Contribution elections may be changed on a quarterly basis, with the change effective for future payroll periods only. Elections may be revoked at any time. After revoking an election, a participant may not again contribute to the NSP until the second calendar quarter following the revocation.

     The contributions to the NSP will be held in a trust. Pursuant to applicable tax laws, even though the trust assets are designated for the payment of benefits under the NSP, the assets of the trust will remain general assets of the Registrant. Participants will have rights as unsecured creditors of the Registrant.

     Investment of participant contributions to the NSP are participant-directed. Contribution elections are always invested in the Common Stock of the Registrant, and matching contributions are always invested in Common Stock of the Registrant.

     While participants may direct the investment of their contributions to the NSP, the Registrant is not bound by the participant's directions. Under applicable tax rules, the Registrant must have full investment authority over the assets of the NSP.

     Except in certain limited circumstances, participants may not receive distributions from the NSP until their death, disability or termination of employment with the Registrant. Each distribution is made in the form of a single lump sum payment in whole shares of Common Stock of the Registrant and/or cash.

     Wachovia Bank of North Carolina, N.A. is the Trustee for the NSP.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
         -----------------------------------------

     Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for breach of their duty of care and other duties as directors; provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his duties, any business opportunity of the corporation, engaging in intentional misconduct or a knowing violation of law, obtaining an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of a corporation or any shareholder to seek an injunction or other non-monetary relief in the event of a breach of a director's fiduciary duty. In addition, Section 14-2-202(b)(4) applies only to claims against a director arising out of his role as a director and does not relieve a director from liability arising from his role as an officer or in any other capacity. The provisions of Article VII of the Company's Articles of Amendment and Restatement (the "Articles") are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia Code outlined above, and Article VII provides that the liability of directors of the Company shall be limited to the fullest extent permitted by amendments to Georgia law.

     Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees and agents. Section 14-2-851 of the Georgia Code provides for indemnification of a director of the Company for liability incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including civil actions brought as derivative actions by or in the right of the Company) in which he may become involved by reason of being a director of the Company. Section 14-2-851 also provides such indemnity for directors who, at the request of the Company, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or another enterprise. The Section permits indemnification if the director acted in a manner he believed in good faith to be in or not opposed to the best interest of the Company and, in addition, in criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding. However, if the director is adjudged liable to the Company in a derivative action or on the basis that personal benefit was improperly received by him, the director will only be entitled to such indemnification for reasonable expenses as a court finds to be proper in accordance with the provisions of Section 14-2-854.

     Section 14-2-852 of the Georgia Code provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of the Company, are entitled to indemnification against reasonable expenses as of right. Conversely, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Section 14-2-855 of the Georgia Code, as follows: (i) by the majority vote of a quorum of the disinterested members of the board of directors, (ii) if a quorum cannot be obtained, by a committee thereof duly designated by the board of directors, consisting of two or more disinterested directors, (iii) by special legal counsel, or (iv) by the shareholders, but, in such event, the shares owned by or voted under the control of directors seeking indemnification may not be voted.

     Section 14-2-857 of the Georgia Code provides that an officer of the Company (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section

14-2-852, as described above. In addition, the Company may, as provided by its Articles, Bylaws, general or specific actions by its Board of Directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

     The provisions of Article IX of the Company's Articles provide for indemnification by the Company to the full extent permitted by, and the provisions of Section 2.15 of the Company's Bylaws are similar in all substantive respects to, the foregoing provisions of the Georgia Code outlined above.

     Officers and directors of the Company are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from any alleged "wrongful act" including any alleged breach of duty, neglect, error, misstatement, misleading statement, omissions or other act done or wrongfully attempted. The cost of such insurance is borne by the Company as permitted by the Bylaws of the Company and the laws of the State of Georgia.

ITEM 8.  EXHIBITS
         --------

EXHIBIT NUMBER                 DESCRIPTION

 5                   Opinion of Melanie M. Platt, Esq.

23.1                 Consent of Deloitte & Touche LLP.

23.2                 Consent of Melanie M. Platt, Esq. (included in Exhibit 5).

24                   Powers of Attorney (included with Signature Page hereto).


ITEM 9.  UNDERTAKINGS
         ------------

     A.   RULE 415 OFFERING.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.   SUBSEQUENT DOCUMENTS INCORPORATED BY REFERENCE.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.   INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES
THE REGISTRANT.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 2, 1997.


                              AGL RESOURCES INC.



                              By: /s/ David R. Jones
                                  ----------------------  -------
                                             David R. Jones
                                    President and Chief Executive Officer


                              POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David R. Jones, Robert L. Goocher and Albert G. Norman, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of AGL Resources Inc. relating to the AGL Resources Inc. Nonqualified Savings Plan, to be filed with the Securities and Exchange Commission, and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 2, 1997.

     Signatures                            Title
     ----------                            -----


/s/ David R. Jones                 President and Chief Executive Officer
------------------------------
David R. Jones                     (Principal Executive Officer) and Director



/s/ J. Michael Riley               Vice President and Chief Financial Officer
------------------------------
J. Michael Riley                   (Principal Accounting and  Financial Officer)


/s/ Frank Barron, Jr.              Director
------------------------------
Frank Barron, Jr.

                                    Director
_______________________________
W. Waldo Bradley

                                    Director
_______________________________
Otis A. Brumby, Jr.


/s/ L.L. Gellerstedt, III           Director
-------------------------------
L.L. Gellerstedt, III


/s/ Albert G. Norman, Jr.           Director
-------------------------------
Albert G. Norman, Jr.


/s/ D. Raymond Riddle               Director
-------------------------------
D. Raymond Riddle


/s/ Betty L. Siegel                 Director
-------------------------------
Betty L. Siegel


/s/ Ben J. Tarbutton, Jr.           Director
-------------------------------
Ben J. Tarbutton, Jr.


/s/ Charles McKenzie Taylor         Director
-------------------------------
Charles McKenzie Taylor


/s/ Felker W. Ward, Jr.             Director
-------------------------------
Felker W. Ward, Jr.

                                 EXHIBIT INDEX


Exhibit No.         Exhibit
-----------         -------

 5             Opinion of Melanie M. Platt, Esq.

 23.1          Consent of Deloitte & Touche LLP.

 23.2          Consent of Melanie M. Platt, Esq. (included in Exhibit 5).

 24            Powers of Attorney (included with Signature Page hereto).